Exhibit 99.1

NEWS RELEASE

APACHE ANNOUNCES APPOINTMENT OF NEW CHIEF FINANCIAL OFFICER

HOUSTON, Jan. 22, 2015 – Apache Corporation (NYSE, Nasdaq: APA) announced today Stephen Riney will be appointed as executive vice president and chief financial officer. He is scheduled to begin in February.

Riney brings over 30 years of financial and accounting experience to the position. He joins Apache following a distinguished career at BP, plc. where he worked following the merger with Amoco in 1998. Most recently, Riney served as the chief financial officer for BP exploration and production and oversaw all accounting, business development, planning and commercial operations for the upstream segment. Previously, he served as the global head of mergers and acquisitions and held several management positions in project finance, insurance, operations and planning. Prior to the merger with BP, Riney spent nine years with Amoco in various management roles in finance, mergers and acquisitions, planning and marketing.

“We are very excited to welcome Steve to the Apache executive team. He brings decades of experience and thoughtful leadership to Apache. His background in the upstream business complements both our operations and long-term growth objectives,” said John J. Christmann, IV, chief executive officer and president.

“It is an honor to join Apache, a company I have long admired for its strong operational reputation and its fiscal discipline. I look forward to working with management and serving Apache’s shareholders,” Riney said. “Apache has a strong finance team, and we are well positioned to continue the company’s commitment to delivering shareholder value through profitable growth and a disciplined financial approach.”

APACHE ANNOUNCES NEW CHIEF FINANCIAL OFFICER

Riney holds an MBA from The University of Chicago Booth School of Business and a BBA in accounting and finance from the University of Notre Dame.

About Apache

Apache Corporation is an oil and gas exploration and production company with operations in the United States, Canada, Egypt, the United Kingdom and Australia. Apache posts announcements, operational updates, investor information and all press releases on its website, www.apachecorp.com.

Contacts

Investor:	(281) 302-2286 Gary Clark

Media:	(713) 296-7189 Castlen Kennedy

Website:	www.apachecorp.com

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